Exhibit 23.2

THIRD PARTY REVIEWER CONSENT

We consent to the reference to us in the Annual Report on Form 10-K for the year ended December 31, 2018, and the Registration Statements on Form S-3 (No. 333-209751, 333-227309, 333-228616 and 333-209652) and Form S-8 (File No. 333-96995, 033-60095, 333-169030, 333-176364, 333-195019, 333-209727, and 333-218744) of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Date: February 21, 2019

/s/ Amec Foster Wheeler E&C Services, Inc. (a Wood company)